Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-157642
Dated July 31, 2009

Final Terms for Issuance

Issuer:			Toyota Motor Credit Corporation

Security:		Fixed Rate Medium Term Notes, Series B

Issuer Ratings:		Aa1 (negative outlook) / AA (negative outlook)

Cusip:			89233P3N4

Pricing Date:		July 31, 2009

Settlement Date:	August 5, 2009

Maturity Date:		August 5, 2011

Principal Amount:	$20,000,000
			(may be increased prior to the Settlement Date)

Re-offer Price:		100.00%

Commission:		0.06%

All-in Price to Issuer:  99.94%

Net Proceeds to Issuer:	$19,988,000

Coupon:			Fixed Rate

Coupon Rate:		1.60%

Interest Payment Frequency:  Semi-annual

Initial Interest Payment Date:  February 5, 2010

Interest Payment Dates:	On the 5th of each February, August and on the
Maturity Date

Day Count Convention:	30/360

Business Day Convention:  Following, unadjusted

Business Days:		New York

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Banc of America Securities LLC

DTC Number:		#773

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 2, 2009 and prospectus supplement thereto dated March 10, 2009 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

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